[BUNGE LOGO] [GRAPHIC OMITTED]                                         Exhibit 2

                                          Contact:    Susie Ter-Jung
                                                      Bunge Limited
                                                      1-914-684-3398
                                                      Susie.Ter-Jung@bunge.com








             Bunge Limited Announces Underwriters Exercise Option to
                       Purchase Additional Common Shares

WHITE PLAINS, NY - May 27, 2004 - Bunge Limited (NYSE: BG) announced today that the underwriters of its recent offering of 8,500,000 common shares have exercised in full their option to purchase an additional 1,275,000 common shares to cover over-allotments. Including the proceeds from the exercise of the over-allotment option, the net proceeds of the offering to Bunge will be approximately $330 million. Bunge announced on May 26, 2004 that the common shares would be offered to the public at a price of $35.20 per share. Credit
Suisse First Boston and Morgan Stanley acted as joint lead managers for the offering.

Bunge intends to use approximately $283 million of the proceeds from this offering to buy back the minority interest in Bunge Brasil S.A., its publicly traded Brazilian subsidiary, pursuant to a previously announced tender offer in Brazil. The remaining net proceeds from the offering will be used for general corporate purposes, including acquisitions, capital expenditures and working capital purposes.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these common shares in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This offering of the shares of common stock may be made only by means of a prospectus, copies of which can be obtained from Credit Suisse First Boston, Prospectus Department, One Madison Avenue, New York, New York 10010 (telephone:
212-325-2580) or by faxing requests to 212-325-8057.

About Bunge

Bunge Limited (www.bunge.com) is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain. Founded in 1818 and headquartered in White Plains, New York, Bunge has 23,000 employees and locations in 30 countries. Bunge is the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of



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1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as
amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and alliances; estimated demand for commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry; economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.


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